Exhibit 10.1

STRICTLY CONFIDENTIAL	EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of April 8, 2021, by and among TWC Tech Holdings II, LLC, a Delaware limited liability company (the “Sponsor”), the other Persons set forth on Schedule I hereto (together with the Sponsor, each, a “Sponsor Party” and, together, the “Sponsor Parties”), TWC Tech Holdings II Corp., a Delaware corporation (“SPAC”), and Cellebrite DI Ltd., a company organized under the laws of the State of Israel (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor Parties collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 15,000,000 shares of SPAC Class B Common Stock (such shares, the “Subject Shares”) and 9,666,667 SPAC Private Placement Warrants (such warrants, the “Subject Warrants”) in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, the Company and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company (“Merger Sub”), have entered into a Business Combination Agreement and Plan of Merger (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into SPAC, with SPAC continuing on as the surviving entity and a wholly-owned Subsidiary of the Company on the terms and conditions set forth therein; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

1.1 Binding Effect of Merger Agreement. Each Sponsor Party hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Party shall be bound by and comply with Sections 6.06 (No Solicitation by SPAC) (other than Section 6.06(iv) thereof) and 9.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor Party was an original signatory to the Merger Agreement with respect to such provisions and (b) each reference to “SPAC” contained in Section 6.06 of the Merger Agreement (other than Section 6.06(ii) thereof or for purposes of the definition of Business Combination Proposal) also referred to each such Sponsor Party.

1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof (the earlier of (a) and (b), the “Expiration Time”), each Sponsor Party shall not Transfer (as defined in Section 1.12) any shares of SPAC Common Stock (“SPAC Common Shares”) or SPAC Warrants, in each case except pursuant to a Permitted Transfer (as defined in Section 1.12).

1.3 New Shares. In the event that (a) any SPAC Common Shares, SPAC Warrants or other equity securities of SPAC, including all securities exchangeable for the foregoing, are issued to a Sponsor Party after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Common Shares or SPAC Warrants of, on or affecting the SPAC Common Shares or SPAC Warrants owned by such Sponsor Party or (b) a Sponsor Party purchases or otherwise acquires beneficial ownership of any SPAC Common Shares, SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement and prior to the Closing (such SPAC Common Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Sponsor Agreement (other than the provisions of Section 1.9, which, for the avoidance of doubt, shall only apply to Company Ordinary Shares constituting Closing Share Consideration issuable in respect of the Subject Shares (and, with respect to Section 1.9(a)(i), the Subject Shares referred to therein).

1.4 Closing Date Deliverables. On the Closing Date, each of the Sponsor and each other Sponsor Party that holds Subject Shares as of immediately prior to the Effective Time shall deliver to SPAC and the Company a duly executed copy of that certain Investor Rights Agreement, by and among SPAC, the Company, the Sponsor, certain of the Company’s shareholders or their respective affiliates, as applicable, and certain other parties, in substantially the form attached as Exhibit C to the Merger Agreement.

1.5 Sponsor Agreements.

(a) At any meeting of the stockholders of SPAC, however called, or at any adjournment thereof, and in any action by written consent of the stockholders of SPAC distributed by the board of directors of SPAC, or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby, or in any other circumstance in which the vote, consent or other approval of the stockholders of SPAC is sought, each Sponsor Party hereby unconditionally and irrevocably agrees that such Sponsor Party shall (i) appear at each such meeting or otherwise cause all of its SPAC Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Common Shares (including all of such Sponsor Party’s Subject Shares, to the extent applicable):

(i) in favor of, and to approve and adopt, each SPAC Transaction Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the SPAC Transaction Proposals);

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Merger Agreement or the other Transaction Agreements and the transactions contemplated thereby);

(iv) against any change in the business, management or board of directors of SPAC (other than in connection with the SPAC Transaction Proposals or pursuant to the Merger Agreement or the other Transaction Agreements and the transactions contemplated thereby); and

(v) against any proposal, action or agreement that would reasonably be expected to (a) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement, (c) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (d) change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of SPAC (other than, in the case of this clause (d), pursuant to the Merger Agreement or the other Transaction Agreements and the transactions contemplated thereby).

During the period commencing on the date hereof and ending at the Expiration Time, each Sponsor Party hereby agrees that it shall not commit, agree, or publicly propose any intention to take any action inconsistent with the foregoing.

(b) Each Sponsor Party shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of September 10, 2020, by and among the Sponsor Parties, SPAC and certain other parties thereto (the “Voting Letter Agreement”), including, without limitation, the obligations of the Sponsor Parties pursuant to Section 1 therein to not redeem any SPAC Common Shares owned by such Sponsor Party in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending at the Expiration Time, each Sponsor Party shall not modify or amend any Contract between or among such Sponsor Party, anyone related by blood, marriage or adoption to such Sponsor Party or any Affiliate of such Sponsor Party (other than SPAC), on the one hand, and SPAC, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement, without the prior written consent of the Company.

1.6 Termination of Certain Contracts. Sponsor Party hereby agrees and consents (a) to the termination of all Contracts set forth on Section 6.24 of the SPAC Disclosure Letter to which such Sponsor Party is party, effective as of the Effective Time without any further liability or obligation of such Sponsor Party to the Company, the Company’s Subsidiaries or SPAC and (b) to the termination of any escrow arrangements pursuant to such Contracts, if any, and the release of any escrowed funds to SPAC, in each case subject to, and effective as of, the Closing.

1.7 Further Assurances. Each Sponsor Party shall execute and deliver, or cause to be executed and delivered, such additional documents, and will use reasonable best efforts to take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to consummate the Merger and the other transactions contemplated by this Agreement and/or the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.8 No Inconsistent Agreement. Each Sponsor Party hereby represents and covenants that such Sponsor Party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s obligations hereunder.

1.9 Vesting and Forfeiture.

(a) No Transfer of Subject Shares. Each Sponsor Party hereby irrevocably and unconditionally agrees and acknowledges as follows in respect of the 15,000,000 Subject Shares held of record by the Sponsor Parties as of the date hereof (and not, for the avoidance of doubt, any New Securities):

(i) in connection with and effective as of immediately prior to the Effective Time, the following Subject Shares held of record by the Sponsor Parties as of the date hereof (the “Forfeiture Shares”) shall be automatically (and with no further action by the Sponsor Parties or SPAC) cancelled and forfeited by the Sponsor Parties for no consideration, with each Sponsor Party bearing its pro rata amount (based on the number of Subject Shares held of record as of the date hereof by all Sponsor Parties) of such forfeiture (the “Sponsor Parties’ Equity Cancellation”) and the Forfeiture Shares shall no longer be outstanding at such time and any certificates representing the Forfeiture Shares shall be cancelled:

(A)	1,500,000 of the Subject Shares held of record by the Sponsor Parties as of the date hereof shall be Forfeiture Shares; and

(B)	Solely in the event that the Unpaid SPAC Expenses exceed the sum of (i) the Additional SPAC Cash, plus (ii) $40,000,000 (the amount of such excess, the “Expenses Excess Amount”), then an additional number of Subject Shares equal to the quotient of (i) the Expenses Excess Amount, divided by (ii) the SPAC Class A Closing Value Per Share shall be Forfeiture Shares; provided that the Sponsor and/or the Sponsor Parties shall be permitted to pay such Expenses Excess Amount in cash prior to the Effective Time without further liability to SPAC (in which case the Expenses Excess Amount shall be reduced on a dollar-for-dollar basis by the amount paid by Sponsor and/or the Sponsor Parties prior to the Effective Time). Notwithstanding anything to the contrary herein or in the Merger Agreement, for purposes of this Section 1.9(a)(i)(B), “Unpaid SPAC Expenses” shall include all indebtedness of SPAC for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice (except to the extent taken into account for the calculation of SPAC Transaction Expenses). No sooner than five (5) or later than (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC setting forth the Unpaid SPAC Expenses and Expenses Excess Amount, and the components thereof.

(ii) Following the Sponsor Parties’ Equity Cancellation, each of the remaining Subject Shares held of record by the Sponsor Parties as of the date hereof (the “Remaining Subject Shares”) shall be converted at the Effective Time into the right to receive, in accordance with and subject to the terms and conditions of the Merger Agreement, the Per Share Equity Consideration (the total Per Share Equity Consideration with respect to such Remaining Subject Shares, the “Restricted Subject Shares”) and the Per Share Cash Consideration; provided, that the Restricted Subject Shares shall be subject to the vesting provisions set forth in this Section 1.9. Each Sponsor Party hereby irrevocably and unconditionally agrees and acknowledges that it shall not Transfer any Restricted Subject Shares held of record by such Sponsor Party prior to the date such Restricted Subject Shares become vested pursuant to this Section 1.9.

(b) Vesting of Subject Shares. The Restricted Subject Shares held of record by each Sponsor Party shall vest (on a pro rata basis) as follows:

(i) 44.4444444444% of such Restricted Subject Shares shall automatically vest at the Closing;

(ii) 22.2222222222% of such Restricted Subject Shares shall vest upon the occurrence of a Triggering Event I;

(iii) 22.2222222222% of such Restricted Subject Shares shall vest upon the occurrence of a Triggering Event II; and

(iv) 11.1111111112% of such Restricted Subject Shares shall vest upon the occurrence of a Triggering Event IV.

(v) For the avoidance of doubt, for all purposes of this Section 1.9, (i) each Triggering Event shall only occur once, if at all and (ii) multiple Triggering Events may occur at the same time. For illustrative purposes only, in the event a Triggering Event IV occurs (with no previous Triggering Event having occurred), then a Triggering Event I and a Triggering Event II shall also have occurred, and 100% of each Sponsor Party’s Restricted Subject Shares shall vest upon the occurrence of such Triggering Events. Notwithstanding anything herein to the contrary, if during the Price Adjustment Period there is a Change of Control, then immediately prior to the consummation of such Change of Control: (a) any Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) all unvested Restricted Subject Shares shall vest and all Restricted Subject Shares shall be eligible to participate in such Change of Control with respect to such Restricted Subject Shares. Notwithstanding anything herein or in the Merger Agreement to the contrary, for all purposes of this Sponsor Agreement, reference to “Price Adjustment Period” in the definition of Triggering Event I and Triggering Event II, in each case, in the Merger Agreement, in the immediately foregoing sentence and in the definition of Triggering Event IV as set forth in Section 1.9(b)(vii), shall be deemed to mean the time period between the Closing Date and the seven (7) year anniversary of the Closing Date.

(vi) Upon the expiration of the Price Adjustment Period, any Restricted Subject Shares that have not vested as of such time shall be automatically repurchased by the Company for no consideration and any certificates representing such unvested Restricted Subject Shares shall be cancelled; provided, that to the extent any such certificate represents shares in addition to such unvested Restricted Subject Shares, which shares are not repurchased pursuant to the terms hereof, the Company shall reissue such certificate with respect to the shares not so repurchased by the Company for no consideration, with no further action.

(vii) For the purposes of this Sponsor Agreement, “Triggering Event IV” means that the VWAP of Company Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $30 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing).

(c) Allocation of Forfeiture and Vesting. Notwithstanding anything in this Section 1.9 to the contrary, in connection with any forfeiture of Forfeiture Shares or vesting of Restricted Subject Shares pursuant to this Section 1.9, the Sponsor shall be entitled to allocate the amount of any such forfeiture or vesting in any manner among the Sponsor Parties provided that such allocation does not increase or reduce the aggregate amount of such Forfeiture Shares or Restricted Subject Shares subject to forfeiture or vesting (as applicable).

(d) Voting and Dividends. Each Sponsor Party shall be entitled to vote its unvested Restricted Subject Shares and receive dividends and other distributions (whether payable in the form of cash, stock or other assets), and to have all other economic rights (including, without limitation, the right to receive any consideration payable upon conversion or exchange), in each case, with respect to such Restricted Subject Shares while they remain unvested.

(e) Voting Letter Agreement. With effect at the Closing, the lock-up provisions contained in Section 7(a) of the Voting Letter Agreement shall be of no further force or effect.

1.10 Permitted Transfers. Notwithstanding the provisions set forth in Sections 1.2 and 1.9, Transfers of shares of SPAC Common Stock, SPAC Warrants and Company Ordinary Shares constituting Closing Share Consideration issuable in respect of SPAC Common Stock (including, for the avoidance of doubt, any Restricted Subject Shares) are permitted pursuant to any Permitted Transfer (as defined in Section 1.12).

1.11 Waiver of Adjustment Provisions. Notwithstanding anything to the contrary in any other document, agreement or contract to which a Sponsor Party is bound, but subject in all cases to the vesting and forfeiture provisions of Section 1.9, each Sponsor Party (for itself, himself or herself and for its, his or her successors, heirs, assigns and permitted transferees) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waives and agrees not to exercise or assert, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of SPAC Class B Common Stock convert into shares of SPAC Class A Common Stock in connection with the SPAC Class B Conversion and, in furtherance of the foregoing, each Sponsor Party hereby irrevocably and unconditionally agrees and acknowledges that each share of SPAC Class B Common Stock shall convert into shares of SPAC Class A Common Stock on a one-for-one basis automatically immediately prior to the Effective Time in connection with the SPAC Class B Conversion, such waiver, agreement and acknowledgement constituting sufficient and necessary waiver under the terms of SPAC’s certificate of incorporation (the “SPAC Charter”) to waive any and all adjustments to the Initial Conversion Ratio (as defined in the SPAC Charter) in connection with, and subject to, the consummation of the Merger.

1.12 Certain Definitions. The following terms shall have the meanings as defined below for all purposes of this Sponsor Agreement:

(a) “Permitted Transfer” means any Transfer of shares of SPAC Common Stock, SPAC Warrants, Company Ordinary Shares (i) to (A) any officer or director of SPAC, the Company or Sponsor, (B) any Affiliates or family members of the officers or directors of SPAC, the Company or the Sponsor, or (C) any direct or indirect partners, members or equity holders of the Sponsor Parties or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where a Sponsor Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vii) in connection with any legal, regulatory or other order; (viii) to SPAC, the Company or the Sponsor; (ix) in connection with the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; or (x) forfeitures of Company Ordinary Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; provided, however, that in the case of clauses (i) through (vi) such transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable).

(b) “Transfer” shall mean, with respect to any Person, (A) the sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any security owned, including ownership of record or the power to vote (including, without limitation, by proxy or power of attorney), by such Person, (B) the entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security owned by such Person, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) the public announcement of any intention to effect any transaction specified in clause (A) or (B).

1.13 No Challenges. During the period commencing on the date hereof and ending at the Expiration Time, each Sponsor Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, the Company or any of their respective successors or directors (except in any case arising out of the fraud of such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Sponsor Party from enforcing such Sponsor Party’s rights under this Agreement and the other agreements entered into by such Sponsor Party in connection herewith, or otherwise in connection with the Merger or the other transactions contemplated by the Merger Agreement.

1.14 Consent to Disclosure. Each Sponsor Party hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of such Sponsor Party’s identity and beneficial ownership of Subject Shares and Subject Warrants and the nature of such Sponsor Party’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed reasonably appropriate by SPAC or the Company, a copy of this Agreement. Each Sponsor Party will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement, which approval or filing is specifically set forth in the Merger Agreement (including filings with the SEC), except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, (a) such Sponsor Party will use its commercially reasonable efforts to obtain a waiver of any such confidentiality obligations and (b) such Sponsor Party, SPAC and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).

1.15 Lock-Up. Each Sponsor Party acknowledges that the Amended Articles shall contain lock-up provisions pursuant to which such Sponsor Party (among other Company Shareholders) shall be restricted from transferring his, her or its Shares (as defined in the Amended Articles) and agrees that such lock-up provisions shall be binding and enforceable against such Sponsor Party.

1.16 No Agreement as Director or Officer. Notwithstanding any provision of this Agreement to the contrary, each Sponsor Party is signing this Agreement solely in its capacity as a stockholder of SPAC. No Sponsor Party makes any agreement or understanding in this Agreement in such Sponsor Party’s capacity (or in the capacity of any Affiliate, partner, manager, director, officer, member, equityholder or employee of such Sponsor Party) as a director, officer or employee of the SPAC (if such Company Shareholder holds such office or position) or in any Sponsor Party’s capacity (or in the capacity of any Affiliate, partner, manager, director, officer, member, equityholder or employee of such Sponsor Party) as a trustee or fiduciary of any employee benefit plan or trust. Nothing in this Agreement will be construed to prohibit, limit or restrict a Sponsor Party from exercising his or her fiduciary duties as an officer or director to the Company or its equityholders.

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsor Parties. Each Sponsor Party represents and warrants as of the date hereof to SPAC and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) as follows:

(a) Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor Party.

(b) Ownership. Such Sponsor Party is, as of the date hereof, the record and “beneficial owner” (as defined in the Securities Act) of, and has good title to, all of such Sponsor Party’s Subject Shares and Subject Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares or Subject Warrants (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares or Subject Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the SPAC Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor Party’s Subject Shares and Subject Warrants are the only equity securities in SPAC owned of record or beneficially by such Sponsor Party on the date of this Sponsor Agreement, and none of such Sponsor Party’s Subject Shares or Subject Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares or Subject Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Subject Warrants, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Subject Shares or Subject Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Actions, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.13 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor Party, for which SPAC or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor Party nor any anyone related by blood, marriage or adoption to such Sponsor Party or, to the knowledge of such Sponsor Party, any Person in which such Sponsor Party has a direct or indirect legal, contractual or beneficial ownership of 5% or greater, or any Affiliate, director, officer or manager (or equivalents), or other employee of such Sponsor Party, is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(g) Acknowledgment. Such Sponsor Party understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Sponsor Party’s execution and delivery of this Sponsor Agreement.

(h) No Other Representations or Warranties. Except for the representations and warranties made by each Sponsor Party (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) in this Article II and in the other Transaction Agreements, no Sponsor Party nor any other Person makes any express or implied representation or warranty to SPAC or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and each Sponsor Party expressly disclaims any such other representations or warranties.

Article III
MISCELLANEOUS

3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) such date and time as the Merger Agreement shall be duly terminated in accordance with Section 8.1 thereof, (b) the expiration of all covenants, rights and obligations set forth herein; and (c) the written agreement of the Sponsor Party, SPAC, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, pursuant to this Agreement; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

3.2 Governing Law; Jurisdiction. This Sponsor Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) in the Delaware Court of Chancery or in the Delaware Supreme Court or the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 3.8 shall be effective service of process for any suit, action or proceeding brought in any such court.

3.3 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS SPONSOR AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS SPONSOR AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

3.5 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Sponsor Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Sponsor Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and the Sponsor.

3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8 Notices. All notices and other communications under this Sponsor Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to SPAC:

TWC Tech Holdings II Corp.

Four Embarcadero Center, Suite 2100
San Francisco, California 94111

Attention:	Rufina Adams
Email:	rufina@truewindcapital.com

with a copy (which will not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304

Attention:	Atif I.
Azher	Naveed Anwar
Email:	aazher@stblaw.com

naveed.anwar@stblaw.com

If to the Company:

Cellebrite DI Ltd.

94 Shlomo Shmeltzer st.

Petach Tikva, Israel

Attention: Avital Futterman

Email: avital.futterman@cellebrite.com

with a copy (which shall not constitute actual or constructive notice) to:

White & Case LLP
3000 El Camino Real, 2 Palo Alto Square, Suite 900

Palo Alto, CA 94306-2109

Attention:	Colin Diamond
Tali	Sealman Emery Choi
Email:	cdiamond@whitecase.com

tsealman@whitecase.com

emery.choi@whitecase.com

and

Meitar Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Attention:	Raanan Lerner
Keren	Egozi
Email:	raanan@meitar.com

kerene@meitar.com

If to a Sponsor Party:

To such Sponsor Party’s address set forth in Schedule I
with a copy (which will not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304

Attention:	Atif I. Azher
Naveed	Anwar
Email:	aazher@stblaw.com

naveed.anwar@stblaw.com

3.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

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IN WITNESS WHEREOF, the Sponsor Parties, SPAC, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR PARTIES:

TWC TECH HOLDINGS II, LLC

By:	/s/ Adam Clammer
	Name:	Adam Clammer
	Title:	Managing Member

/s/ Adam H. Clammer
Name:	Adam H. Clammer

/s/ James H. Greene, Jr.
Name:	James H. Greene, Jr.

/s/ Rufina Adams
Name:	Rufina Adams

/s/ Lee Kirkpatrick
Name:	Lee Kirkpatrick

/s/ David Kerko
Name:	David Kerko

/s/ Scott Wagner
Name:	Scott Wagner

/s/ Darren Thompson
Name:	Darren Thompson

/s/ Alexi A. Wellman
Name:	Alexi A. Wellman

/s/ Brandon Van Buren
Name:	Brandon Van Buren

[Signature Page to Sponsor Support Agreement]

SPAC:

TWC TECH HOLDINGS II CORP.

By:	/s/ Adam Clammer
	Name:	Adam Clammer
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

CELLEBRITE DI LTD.

By:	/s/ Yossi Carmil
	Name:	Yossi Carmil
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Party SPAC Common Shares and SPAC Warrants

Sponsor Party	SPAC Common Shares		SPAC Warrants
TWC Tech Holdings II, LLC c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	14,887,500		9,666,667
Adam H. Clammer c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	—	(1)	—	(1)
James H. Greene, Jr. c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	—	(1)	—	(1)
Rufina Adams c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	—		—
Lee Kirkpatrick c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	25,000		—
David Kerko c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	12,500		—
Scott Wagner c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	25,000		—
Darren Thompson c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	25,000		—
Alexi A. Wellman c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	25,000		—
Brandon Van Buren c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	—		—

(1)	TWC Tech Holdings II, LLC is the record holder of the shares reported herein. TWC SPAC Aggregator II, LLC is the managing member of TWC Tech Holdings II, LLC. TWC Employee SPAC Aggregator II, LLC is the managing member of TWC SPAC Aggregator II, LLC. True Wind Capital Management, L.P. is the managing member of TWC Employee SPAC Aggregator II, LLC. True Wind Capital Management GP, LLC is the general partner of True Wind Capital Management, L.P. Mr. Greene and Mr. Clammer are the managing members of True Wind Capital Management GP, LLC. As such, they may be deemed to have or share beneficial ownership of the Class B Common Stock held directly by TWC Tech Holdings II, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

[Affiliate Agreements]

[Schedule II to Sponsor Support Agreement]